EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the inclusion in this registration statement on Form S-8 (File No. _____) of our report, which includes an explanatory paragraph referring to an uncertainty concerning the Company's ability to continue as a going concern, dated April 2, 1997 on our audits of the consolidated financial statements and financial statement schedules of ARTRA GROUP Incorporated as of December 26, 1996 and December 28, 1995, and for each of the three fiscal years in the period ended December 26, 1997, which is included in the Company's 1996 annual report on Form 10-K.


Coopers & Lybrand L.L.P.

Chicago, Illinois

September 25, 1997